NEWS RELEASE Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

U.S. CONCRETE
REPORTS SECOND QUARTER 2008 RESULTS

HOUSTON, TEXAS -AUGUST 6, 2008 -U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income from continuing operations of $3.3 million, or $0.08 per diluted share, for the quarter ended June 30, 2008, compared to net income from continuing operations of $7.0 million, or $0.18 per diluted share, in the second quarter of 2007. For the first six months of 2008 the Company reported a net loss from continuing operations of $(1.8) million, or $(0.05) per share, compared to net income from continuing operations of $1.8 million, or $0.05 per diluted share, for the first six months of 2007.

SECOND QUARTER 2008 RESULTS

Revenues in the second quarter of 2008 decreased 1.7 % to $206.0 million, compared to $209.5 million in the second quarter of 2007, reflecting lower sales volumes which were partially offset by higher ready-mixed concrete average selling prices and revenue from acquired businesses.

The Company’s ready-mixed concrete and concrete-related products revenues for the second quarter of 2008 were $193.0 million, a decline of 1.1% compared to the second quarter of 2007. Ready-mixed concrete sales volume in the second quarter of 2008 was approximately 1.79 million cubic yards, down 4.4% from 1.87 million cubic yards of ready-mixed concrete sold in the second quarter of 2007. Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, second quart er 2008 volumes were down approximately 5.3% from the second quarter of 2007. This decline reflects the continued slowdown of construction activity in the Company’s markets, partially offset by the positive comparative impact of adverse weather conditions in the Company’s South Central Region in the second quarter of 2007.

The Company’s average sales price per cubic yard of ready-mixed concrete during the second quarter of 2008 was 2.9% higher, as compared to the second quarter of 2007. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete decreased 1.9% in the second quarter of 2008 from the first quarter of 2008, reflecting pricing pressures in certain markets and the effect of removing certain winterizing agents from the Company’s selling prices.

Revenues in the Company’s precast concrete products segment were $17.4 million for the three months ended June 30, 2008, a decrease of $0.8 million, or 4.3%, from the corresponding period in 2007. On a same-plant-sales basis, the Company’s second quarter 2008 precast concrete products revenues were down approximately 24.8% from the second quarter of 2007, a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

Adjusted EBITDA was $19.2 million in the second quarter of 2008, compared to adjusted EBITDA of $26.6 million in the second quarter of 2007. This decrease was primarily due to lower ready-mixed concrete volume, higher aggregates cost, increased diesel fuel and higher selling, general and administrative expense, partially offset by higher average ready-mixed concrete sales prices and the effects of our cost control measures. The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, and noncash goodwill impairments, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure. For reconciliations of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the second quarter results, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “While the decline we experienced in same-store-sales volume in the quarter was not totally unexpected, the pricing pressure for our products in most of our markets was greater than anticipated. This, combined with increasing aggregate costs and fuel prices, resulted in a decline in our raw material spread as a percent of revenue and our margins on a comparative basis. To combat this trend, we are aggressively managing our raw material input costs. These general market conditions are expected to continue until concrete demand begins to improve.”

The Company’s selling, general and administrative expenses were $17.6 million for the second quarter of 2008, compared to $15.9 million for the second quarter of 2007. As a percentage of revenues, selling, general and administrative expenses were 8.6% in the second quarter of 2008, as compared to 7.7% in the second quarter of 2007. Selling, general and administrative expenses in the second quarter of 2008 were higher than in the second quarter of 2007, primarily due to incentive compensation accruals and higher professional costs.

Depreciation, depletion and amortization expense for the second quarter of 2008 was down $0.3 million to $7.0 million, as compared to $7.3 million for the second quarter of 2007, primarily due to reduced capital expenditures.

Interest expense, net, for the second quarter of 2008 was down approximately $0.5 million to $6.7 million, compared to $7.2 million for the second quarter of 2007, primarily due to lower borrowings under the Company’s senior secured credit facility.

Other income, net, decreased $1.5 million for the quarter ended June 30, 2008, as compared to the corresponding period in the prior year and was primarily attributable to a contractual settlement gain recorded in 2007 with a former owner of an acquired business.

Minority interest for the second quarter of 2008 was $(0.8) million and reflects the net loss allocable to the Company’s 40% partner in the Company’s Michigan joint venture.

The Company’s provision for income taxes from continuing operations in the second quarter of 2008 of $2.2 million varied from the normally expected income tax rate due to state income tax expenses and income tax contingency accruals. The Company expects its full-year 2008 effective income tax rate to be between 40.0% and 43.0%, depending on the full-year geographic mix of earnings, including the impact of additional accruals for income tax contingencies.

The Company’s net cash provided by operations for the second quarter of 2008 was $5.0 million, compared to net cash used by operations of $1.4 million in the second quarter of 2007. Cash flow from operations in the second quarter of 2008 improved compared to the second quarter of 2007, primarily due to lower working capital requirements and lower income tax payments. The Company’s free cash flow (defined as net cash provided by operations, less capital expenditures for property, plant and equipment, net of disposals) for the second quarter of 2008 was $1.2 million, compared to negative $5.9 million in the second quarter of 2007. Capital expenditures net of disposal proceeds were down approximately $0.6 million to $3.9 million in the second quarter of 2008, as compared to $4.5 million in the second quarter of 2007.

The Company’s net debt at June 30, 2008 was $292.9 million, up $13.7 million from March 31, 2008. The sequential quarterly increase in the Company’s net debt was primarily related to its recent acquisition of certain west Texas operations. Net debt at June 30, 2008 was comprised of total debt of $302.1 million, less cash and cash equivalents of $9.2 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “Our liquidity and financial condition remained strong during the second quarter. As of June 30, 2008, we had approximately $97 million of liquidity available, keeping us well positioned for future operating conditions. Our free cash flow improved substantially this quarter compared to the second quarter of last year, and based on our current outlook, we expect to generate positive free cash flow in the second half of 2008.”

YEAR-TO-DATE 2008 RESULTS

Revenues for the six months ended June 30, 2008 increased slightly to $368.2 million, compared to revenues of $367.0 million for the first six months of 2007.

The Company’s ready-mixed concrete and concrete-related products revenues for the six months ended June 30, 2008 were $341.8 million, an increase of 1.1% compared to the first half of 2007. The Company’s ready-mixed concrete sales volume for the first half of 2008 was approximately 3.16 million cubic yards, down 3.2% from approximately 3.26 million cubic yards of ready-mixed concrete sold during the first half of 2007.

Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, first half 2008 volumes were down approximately 5.6% on a same-plant-sales basis from the first half of 2007. This decline in volume reflects the continued slowdown in construction activity in many of the Company’s markets.

The Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 4.0% during the first half of 2008, as compared to the first half of 2007.

Revenues in the Company’s precast concrete products segment were $33.9 million for the six months ended June 30, 2008, a decrease of $2.0 million, or 5.7%, from the corresponding period in 2007. On a same-plant-sales basis, the Company’s first half of 2008 precast concrete products revenues were down approximately 28.6% from the first half of 2007, primarily resulting from the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

Adjusted EBITDA was $24.6 million, or 6.7% of revenues, in the first half of 2008, as compared with $31.4 million, or 8.6% of revenues, in the first half of 2007. The decrease in adjusted EBITDA in the first half of 2008, as compared to the first half of 2007, was primarily due to gross profit declines related to lower ready-mixed concrete sales volumes, lower precast products margins, increased aggregates costs, higher diesel fuel costs and higher selling, general and administrative expenses.

The Company’s selling, general and administrative expenses were $35.8 million in the first half of 2008, compared to $32.6 million in the first half of 2007. This increase was primarily due to higher incentive compensation accruals and professional fees. As a percentage of revenues, selling, general and administrative expenses increased from 8.9% in the first half of 2007 to 9.7% in the first half of 2008.

Other income, net, decreased $1.3 million for the six months ended June 30, 2008, as compared to the corresponding period in the prior year, and was primarily attributable to a contractual settlement recorded in 2007 with a former owner of an acquired business.

Minority interest of $(2.8) million recorded in the six months ended June 30, 2008 related to the allocable share of net loss from our Michigan joint venture to our minority partner. The Michigan joint venture was formed on April 1, 2007 and, accordingly, no minority interest was recorded for the first three months of 2007.

The Company’s net cash provided by operations for the first half of 2008 was $9.5 million, compared to cash used by operations of $2.4 million for the first half of 2007. The Company’s free cash flow for the first half of 2008 was $0.1 million, as compared to negative $14.3 million for the first half of 2007, reflecting lower capital expenditures, lower working capital requirements and reduced income tax payments.

OUTLOOK

The statements in the following paragraphs are based on current expectations related to the Company’s existing operations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures, or share or bond repurchases, that may be completed after the date of this press release.

Based on current information, the Company expects third quarter 2008 revenues to be in the range of $210 million to $225 million, adjusted EBITDA to be in the range of $17 million to $23 million, and earnings per diluted share to be in the range of $0.07 to $0.13.

Commenting on the Company’s outlook, Mr. Harlan stated, “As we stated last quarter, we are facing a challenging environment for volumes going forward, and we expect to see continued quarterly decreases in demand on a year-over-year basis. Residential construction remains depressed in all of our markets and we are facing volume declines in the commercial sector as well. We have implemented cost control measures, including capital spending controls, throughout the Company and are prepared to take further steps depending on the level of construction activity as we progress throughout the year and into 2009. Our primary focus for the near term is maximizing cash flow and maintaining liquidity and financial flexibility.”

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Wednesday, August 6, 2008, at 10:00 a.m., Eastern time, to review its second quarter 2008 results. To participate in the call, dial (303) 262-2053 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Wednesday, August 13, 2008. To access the replay, dial (303) 590-3000 using the pass code 11117576#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.” The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three and six months ended June 30, 2008 and 2007.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete. The Company has 133 fixed and eight portable ready-mixed concrete plants, eight precast concrete plants, one concrete block plant and seven producing aggregates facilities. During 2007 (including acquired volumes), these plant facilities produced approximately 7.5 million cubic yards of ready-mixed concrete, 2.7 million eight-inch equivalent block units and 3.8 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the Company’s full-year 2008 effective income tax rate; the adequacy of the Company’s liquidity for future operating conditions; the expected generation of positive cash flow in the second half of 2008; the Company’s expected revenues, adjusted EBITDA and earnings per diluted share for the third quarter of 2008; continued quarterly decreases in demand for the Company’s products on a year-over-year basis; expectations based on general economic conditions; and expectations regarding controls on costs, capital spending and cash flow and liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s subsequently filed Quarterly Report on Form 10-Q.

(Tables to follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales	$206,047	$209,508	$368,154	$367,002
Cost of goods sold before depreciation, depletion and amortization	170,410	168,509	311,701	305,015
Selling, general and administrative expenses	17,642	15,926	35,773	32,619
Depreciation, depletion and amortization	7,035	7,304	13,913	13,942
Income from operations	10,960	17,769	6,767	15,426
Interest expense, net	6,668	7,188	13,374	14,055
Other income, net	428	1,907	1,050	2,384
Minority interest in consolidated subsidiary	(785)	359	(2,829)	359
Income (loss) before income taxes	5,505	12,129	(2,728)	3,396
Income tax provision (benefit)	2,202	5,085	(902)	1,576
Income (loss) from continuing operations	3,303	7,044	(1,826)	1,820
Loss from discontinued operations (net of tax benefit of $0 and $81 in 2008, and $147 and $483 in 2007)	—	(220)	(149)	(725)
Net income (loss)	$3,303	$6,824	$(1,975)	$1,095

Earnings (loss) per share - Basic
Income (loss) from continuing operations	$0.09	$0.18	$(0.05)	$0.05
Loss from discontinued operations, net of income tax benefit	—	—	—	(0.02)
Net income (loss)	$0.09	$0.18	$(0.05)	$0.03

Earnings (loss) per share - Diluted
Income (loss) from continuing operations	$0.08	$0.18	$(0.05)	$0.05
Loss from discontinued operations, net of income tax benefit	—	—	—	(0.02)
Net income (loss)	$0.08	$0.18	$(0.05)	$0.03

Number of shares used in calculating earnings (loss) per share:
Basic	38,709	38,169	38,655	38,104
Diluted	39,340	38,964	38,655	38,833

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$9,199	$14,850
Trade accounts receivable, net	114,602	102,612
Inventories	34,789	32,557
Prepaid expenses	5,394	5,256
Deferred income taxes	17,640	10,937
Other current assets	9,259	11,387
Assets held for sale	-	7,273
Total current assets	190,883	184,872

Property, plant and equipment, net	272,208	267,010
Goodwill	189,137	184,999
Other assets, net	9,243	10,375
Total assets	$661,471	$647,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,195	$3,172
Accounts payable	61,067	48,160
Accrued liabilities	42,185	45,411
Total current liabilities	107,447	96,743

Long-term debt, net of current maturities	297,930	295,328
Other long-term liabilities and deferred credits	8,505	9,125
Deferred income taxes	31,882	26,763
Total liabilities	445,764	427,959

Commitments and contingencies

Minority interest in consolidated subsidiary	11,363	14,192

Stockholders’ equity:
Preferred stock	-	-
Common stock	40	39
Additional paid-in capital	269,417	267,817
Retained (deficit)	(62,093)	(60,118)
Treasury stock, at cost	(3,020)	(2,633)
Total stockholders’ equity	204,344	205,105
Total liabilities and stockholders’ equity	$661,471	$647,256

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:	$9,500	$(2,390)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $2,921 and $2,164	(9,441)	(11,900)
Payments for acquisitions, net of cash received of $1.0 million in 2007	(16,835)	(5,285)
Disposal of business unit	7,583	-
Other investing activities	170	(174)
Net cash used in investing activities	(18,523)	(17,359)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	6,282	20,439
Repayments of borrowings	(2,657)	(2,215)
Proceeds from issuances of common stock under compensation plans	377	1,467
Excess tax benefits from stock-based compensation..................................	-	139
Purchase of treasury shares	(387)	(715)
Payments for repurchase of company shares	(232)	-
Other financing activities	(11)	(187)
Net cash provided by financing activities	3,372	18,928
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,651)	(821)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,850	8,804
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,199	$7,983

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007
Sales:
Ready-mixed concrete and concrete-related products	$192,964	$195,130	$341,790	$338,104
Precast concrete products	17,353	18,129	33,914	35,944
Inter-segment sales	(4,270)	(3,751)	(7,550)	(7,046)
Total sales	$206,047	$209,508	$368,154	$367,002

Segment operating income (loss):
Ready-mixed concrete and concrete-related products	$12,195	$15,952	$11,771	$15,113
Precast concrete products	1,706	2,841	3,515	4,151
Unallocated overhead and other income	2,083	3,914	2,695	6,107
Corporate:
Selling, general and administrative expense	4,596	3,031	10,164	7,561
Interest expense, net	6,668	7,188	13,374	14,055
Minority interest in consolidated subsidiaries	(785)	359	(2,829)	359
Income (loss) before income taxes	$5,505	$12,129	$(2,728)	$3,396

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,382	$6,730	$12,611	$12,869
Precast concrete products	534	473	1,058	877
Corporate	119	101	244	196
Total depreciation, depletion and amortization	$7,035	$7,304	$13,913	$13,942

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three and six months ended June 30, 2008 and June 30, 2007 and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2008 and June 30, 2007. We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2008 and June 30, 2007.

We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense and noncash goodwill impairments, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total sales. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.83	$94.60
Volume (in cubic yards)	1,786	3,157

Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$3,303	$(1,826)
Income tax provision (benefit)	2,202	(902)
Interest expense, net	6,668	13,374
Depreciation, depletion and amortization	7,035	13,913
Adjusted EBITDA	$19,208	$24,559
Adjusted EBITDA margin	9.3%	6.7%

Free Cash Flow reconciliation:
Net cash provided by operations	$5,033	$9,500
Less: capital expenditures, net of disposals 2,736 and $2,921	(3,880)	(9,441)
Free Cash Flow	$1,153	$59

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$302,125
Less: cash and cash equivalents	9,199
Net Debt	$292,926

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$91.16	$90.98
Volume (in cubic yards)	1,868	3,262

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$7,044	$1,820
Income tax provision	5,085	1,576
Interest expense, net	7,188	14,055
Depreciation, depletion and amortization	7,304	13,942
Adjusted EBITDA	$26,621	$31,393
Adjusted EBITDA margin	12.7%	8.6%

Free Cash Flow reconciliation:
Net cash used in operations	$(1,418)	$(2,390)
Less: capital expenditures, net of disposals 1,914 and $2,164	(4,526)	(11,900)
Free Cash Flow	$(5,944)	$(14,290)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$321,723
Less: cash and cash equivalents	7,983
Net Debt	$313,740

The expected adjusted EBITDA used in this release of approximately $17 million to $23 million in the second quarter of 2008 is calculated as follows: net income (estimated to be approximately $2 million to $5 million), plus the provision for income taxes (estimated to be approximately $2 million to $4 million), net interest expense (estimated to be approximately $7 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $7 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.